UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 11, 2008 (August 6, 2008)

CHINA SECURITY & SURVEILLANCE  TECHNOLOGY, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-33774	98-0509431
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

13/F, Shenzhen Special Zone Press Tower, Shennan Road
Futian, Shenzhen, China, 518034
(Address of Principal Executive Offices)

(86) 755-83510888
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 6, 2008, China Security & Surveillance Technology, Inc. (the "Company") entered into an equity transfer agreement (the "Equity Transfer Agreement") with China Safetech Holdings Limited, a British Virgin Islands corporation and a wholly-owned subsidiary of the Company ("Safetech"), and Wenyan Zeng, the sole owner of Huge Long Limited, a Hong Kong corporation ("Huge Long") pursuant to which Safetech will purchase 100% ownership of Huge Long through a series of transactions. Huge Long has already entered into an equity purchase agreement with Shenzhen Wandaiheng Industry Ltd. ("Wandaiheng") which will close on or before December 31, 2009. Wandaiheng owns a land plot No. A524-0013 located to the south of Ban Gong Chang Road, Guangming Street, Bao’an District, Shenzhen (the "Industry Park").

Under the Equity Transfer Agreement, Safetech acquired the beneficial interest (but not the record ownership) of all issued and outstanding shares of capital stock of Huge Long from Ms. Zeng as of the date of the Equity Transfer Agreement (the "First Closing") and will acquire the legal title and record ownership of all issued and outstanding shares of capital stock of Huge Long on or before December 31, 2009 (the "Second Closing"). The Second Closing is conditioned upon the acquisition by Huge Long of the legal title of Wandaiheng. The Company will pay a total consideration of RMB 145,812,102 (approximately $21.3 million), consisting of RMB 102 million (approximately $14.9 million) in cash and RMB 43,812,102 (approximately $6.4 million) in the Company’s shares of common stock. The number of shares issuable in satisfaction of the equity portion of the purchase price is 453,736 (based upon $14.09/share, the 20-day average closing price of the Company’s common stock prior to the signing of the Equity Transfer Agreement) which will be issued within 90 days following the execution of the Equity Transfer Agreement. The Company has paid off RMB 80 million (approximately $11.7 million) of the cash portion of the purchase price before the First Closing, the remaining RMB 22 million (approximately $3.2 million) of the cash consideration will be paid at the Second Closing. Under the Equity Transfer Agreement, the Company has the exclusive right to use the Industry Park after the First Closing.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Equity Transfer Agreement or the transactions contemplated thereby or a complete explanation of the material terms thereof. The foregoing description is qualified in its entirety by reference to the Equity Transfer Agreement attached hereto as Exhibit 10.1.

Item 3.02. Unregistered Sales of Equity Securities

The information pertaining to the Company’s shares of common stock in Item 1.01 is incorporated herein by reference in its entirety. The shares of the Company’s common stock issuable to Ms. Zeng and her designees under the Equity Transfer Agreement have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company intends to issue these shares in reliance on the exemption from registration provided by Regulation S. This current report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01 Financial Statements and Exhibits

(d)         Exhibits.

Exhibit No.	Description of Exhibit
10.1	Equity Transfer Agreement, dated August 6, 2008, by and among the registrant, China Safetech Holding Limited and Wenyan Zeng (English Translation).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Security & Surveillance Technology, Inc.

Date: August 11, 2008

/s/ Guoshen Tu
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Equity Transfer Agreement, dated August 6, 2008, by and among the registrant, China Safetech Holding Limited and Wenyan Zeng (English Translation).